Ex.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-88517 on Form N-1A of our report dated January 26, 2026, relating to the financial statements and financial highlights of The Fairholme Fund and The Fairholme Focused Income Fund, each a series of Fairholme Funds Inc., appearing in the Form N-CSR of Fairholme Funds, Inc. for the year ended November 30, 2025, and to the references to us under the headings “Financial Highlights – The Fairholme Fund” and “Financial Highlights – The Income Fund” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 25, 2026